Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED

COLLABORATIVE LICENSE AGREEMENT

This Amended and Restated Collaborative License Agreement (the “Agreement”) is entered into and made effective as of October 10, 2014 (the “Amended and Restated Effective Date”), by and between Ambrx, Inc., a Delaware corporation (“Ambrx”) located at 10975 North Torrey Pines Road, La Jolla, CA 92037, and The California Institute for Biomedical Research, a nonprofit public benefit corporation (“Institute”) located at 11119 North Torrey Pines Road, La Jolla, CA with respect to the facts set forth below. Each of Ambrx and Institute shall be called a “Party” and collectively the “Parties.”

RECITALS

A. Ambrx is a biopharmaceutical company that has technology and expertise relating to the discovery and development using its proprietary technology of certain therapeutic biologics and polypeptide drug conjugates.

B. Institute is engaged in research activities with the aim of translating scientific discoveries and novel targets into therapeutics with proof of concept efficacy in relevant animal models.

C. Institute and Ambrx desire to collaborate on Collaboration Research Projects (as defined below) to be conducted at the Institute to focus on novel molecular targets, polypeptide conjugates, and enabling technologies with a well-defined plan for advancing certain Ambrx Technology (as defined below) to Proof-of-Concept Studies (as defined below), subject to the terms and conditions set forth herein.

D. In connection with such Collaboration Research Projects, Ambrx desires to grant to Institute, and Institute wishes to acquire, a non-exclusive research license to the Ambrx Technology in the Field and during the Research Program Term (each as defined below), subject to the terms and conditions set forth herein.

E. In connection with such Collaboration Research Projects, Institute desires to grant to Ambrx, and Ambrx wishes to acquire, an exclusive option to acquire a license to Inventions, Invention Patents, Institute Controlled IP and Information (each as defined below), subject to the terms and conditions set forth herein, and as summarized on Schedule C (attached hereto and incorporated herein by reference).

F. In connection with the Grandfathered Research Projects (as defined below), and subject to the Option (as defined below), Ambrx desires to grant to Institute, and Institute wishes to acquire, an exclusive option to acquire a license to Inventions, Invention Patents and Information, subject to the terms and conditions set forth herein, and as summarized on Schedule C.

G. In connection with the Excluded Grandfathered Research Projects (as defined below and as shown in Schedule A), Ambrx desires to grant to Institute, and Institute wishes to acquire, exclusive development and commercialization rights to inventions under such Excluded Grandfathered Research Projects and related Patents and Information under such Excluded Grandfathered Research Projects, subject to the terms and conditions set forth herein.

H. The Parties desire to restate and amend the original Collaborative License Agreement (the “Original Agreement”) that was entered into and made effective as of August 23, 2013 (the “Effective Date”), as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Ambrx and Institute hereby agree as follows:

1.	Definitions. Capitalized terms shall have the meaning set forth below.

a.

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

b.	“Ambrx Change of Control” has the meaning set forth in Section 12.3.

c.

“Ambrx Know-How” means all Information Controlled as of the Effective Date or thereafter during the Research Program Term by Ambrx and that (i) is necessary for the evaluation, research and/or development of Compounds in the Field, (ii) is Confidential Information at the time of its use, and (iii) is specifically directed to a Compound. Ambrx Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relates to a Compound (including its composition, formulation or manufacture). Ambrx Know-How shall include Ambrx Technology Inventions and shall exclude rights under any Ambrx Patents and Ambrx’s interest in any Joint Patents.

d.

“Ambrx Materials” means all tangible materials in the possession and Control of Ambrx prior to or as of the Effective Date or thereafter during the Research Program Term and that (a) are necessary for the evaluation, research and/or development of Compounds in the Field or (b) otherwise embody Ambrx Know-How. Ambrx Materials shall include cell lines (including research strains and production strains for the expression of Compounds, and corresponding host or control strains, and cell banks thereof), DNA constructs, proteins, monoclonal antibodies and other materials necessary for the expression of Compounds, and tangible materials for use in assays necessary for the characterization of Compounds. Ambrx Materials that were transferred to Institute prior to the Effective Date are listed on Exhibit A. In addition, Exhibit A sets forth Ambrx Materials that, as of the Effective Date, are contemplated to be transferred to Institute pursuant to Approved Research Plans.

e.	“Ambrx Patents” means the Patents owned or Controlled by Ambrx during the term of this Agreement.

f.	“Ambrx Technology” means the Ambrx Patents, Ambrx Know-How and Ambrx Materials.

g.

“Ambrx Technology Invention(s)” means any potentially patentable or patented invention conceived by or on behalf of one or both Parties and/or its Affiliates, employees, agents or independent contractors in the course of conducting its or their activities under an Approved Research Plan, in each case directed Specifically to Ambrx Technology related to a) ReCode, b) EuCode, or c) Linker Technology (Ambrx Technology directed Specifically to a), b), and c) collectively referred to as “Non-Natural Amino Acid Technology”), and shall include, without limitation, Joint Inventions, but shall specifically exclude Compound Inventions that are not directed Specifically to Non-Natural Amino Acid Technology. For purposes of this definition: i) “ReCode” and “EuCode” mean the design, creation, modification and/or generation of Compounds through the incorporation, substitution or addition of one or more non-naturally encoded amino acids (i.e., amino acids other than the 20 naturally-encoded amino acids) using orthogonal tRNA/aminoacyl-tRNA pairs, including non-naturally encoded amino acids providing one or more points of site-specific attachment for a drug, into the amino acid sequence of the polypeptide comprising such Compounds; and ii) “Linker Technology” means any technology in which a functional group, such as, but not limited to, a chemical, carbohydrate or polypeptide, is used to link or attach, by a covalent bond or otherwise, one or more drugs Specifically to a polypeptide synthesized using ReCode or EuCode to form a polypeptide drug conjugate. As used herein, “directed Specifically” shall mean that the invention is a small molecule, protein, carbohydrate, nucleic acid, cell, vector, etc., that is specially adapted for use with a non-natural amino acid, and not more generally with natural amino acids or other substrates such as small molecule ligands, proteins, carbohydrates or nucleic acids.

h.

“Approved Research Invention” means any potentially patentable or patented invention conceived by or on behalf of one or both Parties and/or its Affiliates, employees, agents or independent contractors in the course of conducting its or their activities under an Approved Research Plan, other than a Compound Invention or an Ambrx Technology Invention.

i.

“Approved Research Plan(s)” means each of the Research Plans for the Grandfathered Research Projects and such other Research Plans approved by the JSC and Ambrx, in each case as set forth in Section 4.2.

j.	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

k.

“Collaboration Research Project(s)” means pre-clinical lead generation research projects conducted pursuant to Approved Research Plans at the Facility using Ambrx Technology with Compounds for the purpose of advancing such Compounds to Proof of Concept Studies.

l.	“Compound(s)” means any therapeutic composition of matter conceived and/or demonstrated to have utility or a new use under an Approved Research Plan.

m.

“Compound Invention(s)” means any potentially patentable or patented invention conceived by or on behalf of one or both Parties and/or its Affiliates, employees, agents or independent contractors in the course of conducting its or their activities under an Approved Research Plan directed to a Compound and shall include, without limitation, Joint Inventions.

n.	“Confidential Information” means, with respect to a Party, and subject to Section 11, all non-public Information of such Party that is disclosed to the other Party under this

Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.

o.

“Control” or “Controlled” means, with respect to any material, Information, or intellectual property right, that a Party (i) owns such material, Information, or intellectual property right, or (ii) has a license or right to use such material, information, or intellectual property right, in each case (i) or (ii) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would first be required hereunder to grant the other Party such access, right to use or (sub)license.

p.

“Excluded Grandfathered Research Project(s)” means those pre-clinical lead generation research projects that have been conducted by Institute prior to the Effective Date, a listing of which is attached hereto as Schedule A.

q.	“Excluded GRP Invention” has the meaning set forth in Section 6.3(a).

r.	“Facility” means 11119 North Torrey Pines Road, Suite 100, La Jolla, California 92037 or such other facility utilized by the Institute with the prior written consent of Ambrx.

s.

“Field” means evaluation, research and/or development (but only through the completion of Proof of Concept Studies) of Compounds for human use (for clarity, not for human development, for other development activities occurring after completion of Proof of Concept Studies and/or for commercialization), unless otherwise agreed to in writing by both parties.

t.

“Grandfathered Research Projects” means those pre-clinical lead generation research projects that have been conducted by Institute prior to the Effective Date, a listing of which is attached hereto as Schedule B.

u.

“Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

v.	“Institute Controlled IP” has the meaning set forth in Section 4.1.

w.

“Institute Know-How” means all Information Controlled as of the Effective Date or thereafter during the term of this Agreement by Institute and that (i) is necessary for the evaluation, research and/or development of Compounds in the Field; (ii) is Confidential Information at the time of its use; and (iii) is specifically directed to a Compound. Institute Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relate to a Compound (including its composition, formulation or manufacture). Institute Know-How shall exclude rights under any Institute Patents and Institute’s interest in any Joint Patents.

x.	“Institute Patents” means all Patents Controlled by Institute with claims covering (i) Institute Know-How, (ii) a Compound Invention, or (iii) a Joint Invention.

y.	“Institute Proposal” has the meaning set forth in Section 6.2(a).

z.	“Institute Technology” means the Institute Patents and Institute Know-How.

aa.	“Invention(s)” means any (i) Compound Invention, (ii) Ambrx Technology Invention or (iii) Approved Research Invention.

bb.	“Invention Disclosure” means a disclosure of an Invention, including results from the relevant completed Proof of Concept Study and related Information.

cc.	“Invention Patents” means a Patent that claims an Invention.

dd.	“Joint Inventions” has the meaning set forth in Section 8.1.

ee.	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

ff.	“Licensed Invention” means any Invention (i) licensed by Ambrx pursuant to the exercise of an Option hereunder or (ii) licensed by Institute pursuant to an Institute Proposal.

gg.

“Licensed Product” means any product or its manufacture, use or sale that is covered by a Valid Claim of an Invention Patent(s) (i) licensed by Ambrx pursuant to the exercise of an Option hereunder or (ii) licensed by Institute pursuant to an Institute Proposal.

hh.

“Net Sales” means the gross amount invoiced by Ambrx in connection with sales of Licensed Products by Ambrx or its Affiliates to Third Parties (net of any inventory management fees or similar fees based on or reasonably allocable to the sale of Licensed Products), less the following deductions to the extent specifically related to the Licensed Products: i) [***]; ii) [***]; iii) [***]; iv) [***]; v) [***]; vi) [***]; vii) [***]; viii) [***]; and ix) [***].

ii.

“Net Sublicense Revenue” means, as to a Party, (i) all cash payments, the cash amounts received by Ambrx for any equity consideration (less the fair market value of such equity consideration), the cash amounts received by Institute for funding of its activities and forgivable loans (to the extent actually forgiven), in each case, received by a Party or its Affiliates in consideration for a Sublicense, including any upfront payments, license maintenance fees, milestone payments, royalties or the like and (ii) Sublicensee equity received by a Party or its Affiliates in consideration for a Sublicense (to the extent transferable, provided that to the extent such equity is not transferable, such equity will be transferred to the other Party at the time it becomes transferable) less (iii) any license or intellectual property payments or fees owed or paid by a Party to Third Parties for the intellectual property rights relating to research, development or commercialization of a Licensed Product (including pursuant to the applicable Approved Research Plan under the applicable Collaboration Research Project), including, without limitation, pursuant to any Third Party in-license agreement. Net Sublicense Revenue excludes: (a) [***]; (b) [***]; (c) [***]; and (d) [***]. It is understood that Net Sublicense Revenue shall not include amounts received in connection with a merger, consolidation or sale of all or substantially all of the business or assets of Ambrx (including the business or assets of Ambrx to which this Agreement relates).

jj.	“Option” shall have the meaning set forth in Section 5.1(a).

kk.

“Patent” means (i) all patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications in (i) and (ii), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

ll.

“Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees (based on customary hourly rates) and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to governmental authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the term of this Agreement and pursuant to this Agreement, in connection with the Prosecution of Invention Patents, including costs of Invention Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Invention Patents and filing and registration fees.

mm.

“Proof of Concept Studies” means the mutually agreed pre-clinical trials under an Approved Research Plan occurring in animals with the goal of supporting the submission of an Invention Disclosure to Ambrx as set forth in Section 4.5.

nn.	“Prosecution” and “Prosecute” have the meaning set forth in Section 8.2(a).

oo.	“Research Plan” has the meaning set forth in Section 4.1.

pp.

“Research Plan FTEs” means the equivalent of the work of one appropriately qualified scientific employee of Institute working on a full-time basis in performing work in support of an Approved Research Plan based on a twelve (12) month period (consisting of at least a total of one thousand six hundred eighty (1,680) hours per year of dedicated effort).

qq.	“Research Program Term” has the meaning set forth in Section 3.2.

rr.	“[***]” means [***], or any successor entity.

ss.

“Sublicense” means the grant to a Sublicensee of a sublicense under a Licensed Invention or Licensed Product (including any extensions, amendments and restatements thereof), excluding a sublicense related to the conduct of clinical trials for a Licensed Product or the manufacture of a Licensed Product.

tt.

“Sublicensee” means a Third Party to whom (i) Ambrx, an Affiliate of Ambrx, or another Sublicensee grants a Sublicense or (ii) Institute, an Affiliate of Institute, or another Sublicensee grants a Sublicense.

uu.	“Third Party(ies)” means an entity other than Ambrx or its Affiliates, and Institute and its Affiliates.

vv.

“Third Party Costs” means the out-of-pocket costs and expenses incurred or accrued by Institute with respect to payments made by Institute to Third Parties in conducting activities under an Approved Research Plan, and in accordance with the budget for such Third Party Costs as agreed to by the JSC and set forth in the Approved Research Plan. Third Party Costs may include, for example, Research Plan-specific animals, but shall not include routine laboratory supplies.

ww.

“Valid Claim” means either (a) a claim of an issued and unexpired Invention Patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending Invention Patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided, however, that Valid Claim will exclude any such pending claim in an application that has not been granted within the later of (A) seven (7) years following the earliest non-provisional priority filing date for such application and (B) five (5) years after receipt of the first office action in response to such application, unless and until such claim is granted.

2.	Governance of the Collaboration Research Projects

2.1 Establishment of the JSC. Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee with the roles set forth in Section 2.3 below (the “Joint Steering Committee” or “JSC”). The JSC shall hold its first meeting promptly following its establishment and will review the status of the Grandfathered Research Projects.

2.2 Membership of the JSC. The JSC will consist of three (3) individuals, one appointed by the Chief Executive Officer of Ambrx (or if no such individual exists, appointed by the action of the Ambrx board of directors), one appointed by the Institute and one appointed by the mutual agreement of the Parties which individual shall be unaffiliated with the Institute or Ambrx. Each Party may at any time appoint a different JSC representative by written notice to the other Party; however, the unaffiliated representative must be appointed by unanimous agreement of Ambrx and Institute. The initial Ambrx representative shall be [***], the initial Institute representative shall be Peter Schultz, Ph.D. (“Schultz”) and the initial unaffiliated representative shall be [***], Ph.D. The JSC shall be chaired by the Institute representative (initially, Schultz), who will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the chairperson will call a meeting of the JSC promptly upon the reasonable written request of Ambrx to convene such a meeting.

2.3 Role of the JSC. The JSC will be responsible for oversight of the Collaboration Research Projects, including, but not limited to, (a) approving Research Plans for all Collaboration Research Projects prior to their submission to Ambrx pursuant to Section 4.2, (b) approving day-to-day or tactical performance of the research activities that require changes and updates to Approved Research Plans, (c) monitoring, reviewing and recording the progress of the Collaboration Research Projects, and (d) setting, and monitoring the spending against, the budget for Research Project costs, as set forth in an Approved Research Plan.

2.4 JSC Meetings. The JSC will hold meetings at such times and places as Ambrx and Institute may determine; provided, however, that the JSC will meet at least once every six months during the term of this Agreement. The meetings of the JSC need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings; provided, however, that the costs associated with the unaffiliated JSC member shall be borne equally by Ambrx and Institute.

2.5 Decision-Making by the JSC. Decisions by the JSC shall be made by the agreement of at least two (2) of the three (3) members of the JSC.

2.6 Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Section 2. The JSC will have no authority to amend, modify or waive compliance with this Agreement. In addition, the JSC will have no authority to amend, modify or limit Ambrx’s determination with respect to Research Plans (as set forth in Section 4.2(b) below). The JSC shall not have the authority to obligate Ambrx to incur expenses or allocate resources to any Collaboration Research Project.

3.	License Terms and Conditions

3.1 Grant of Non-Exclusive License to Institute. Subject to the terms and conditions of this Agreement, Ambrx hereby grants to Institute a non-exclusive research license to Ambrx Know-How and to Ambrx Materials and under Ambrx Patent Rights to perform activities under Approved Research Plans in the Field during the Research Program Term. The non-exclusive research license granted under this Agreement may only be utilized at the Facility and may only be utilized in furtherance of a Collaboration Research Project, as set forth in an Approved Research Plan. Notwithstanding anything to the contrary, the research license granted pursuant to this Section 3.1 with respect to “activities under Approved Research Plans” shall not include the right to engineer, reverse engineer, extract or modify the Ambrx Technology except to the extent as may be expressly set forth in and conducted under an Approved Research Plan.

3.2 Research Program Term. The term pursuant to which Institute may exercise the research license granted under Section 3.1 (the “Research Program Term”) shall begin on the Effective Date and end eighteen (18) months thereafter (subject to extension or termination as described below). The Research Program Term shall terminate: (i) if this Agreement is terminated by Ambrx under Section 12.2 or Section 12.3, on the effective date of such termination; or (ii) pursuant to Section 4.4(b). In addition, the Research Program Term may be extended upon mutual agreement of the Parties following receipt of written notice from a Party of its desire to extend the Research Program Term for a mutually agreed upon period of time, such notice to be given at least ninety (90) days prior to the termination of the then-existing Research Program Term.

3.3 No Rights to Sublicense. The non-exclusive research license granted under Section 3.1 may not be sublicensed, assigned or otherwise transferred by Institute without the prior written consent of Ambrx.

3.4 Material Transfer.

a.	Ambrx may provide Institute with Ambrx Materials pursuant to an Approved Research Plan.

b.

If Institute desires to acquire Ambrx Materials other than in connection with an Approved Research Plan, it must submit a written request which includes the specific Ambrx Materials requested and their intended use, which request may be granted or denied in the sole discretion of the Chief Executive Officer of Ambrx. Any such request which is granted must be in the form of written permission from the Chief Executive Officer of Ambrx for it to be effective. For clarity, Ambrx may provide Institute with Ambrx Materials in its sole discretion if requested for a purpose other than in connection with an Approved Research Plan.

c.

Institute will use the Ambrx Materials solely in the Field at the Facility and will not distribute, release or transfer the Ambrx Materials to any Third Party (including to anyone who is not an employee of Institute) or to any location other than the Facility. Institute represents that all employees to whom the Ambrx Materials are distributed, released or transferred are bound by a written agreement to use the Ambrx Materials only as expressly permitted by this Agreement, and, by assignment obligations as are appropriate to effect the ownership provisions of this Agreement.

d.

Institute recognizes that the Ambrx Materials are experimental in nature and that they are being provided “as is”. AMBRX MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE AMBRX MATERIALS AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

e.	At the request of Ambrx, Institute will return or destroy any Ambrx Materials in its possession.

3.5 Grant of Licenses to Ambrx. Institute hereby grants to Ambrx the following licenses:

a.

a perpetual, irrevocable, worldwide, non-exclusive license for internal research purposes only under (i) Compound Inventions, (ii) Invention Patents with claims covering Compound Inventions, and (iii) Institute Technology, each with no right to grant a Sublicense, except that internal research shall include the right to Sublicense to bona fide collaborators and contractors solely for use in a research collaboration (which, for the avoidance of doubt, shall not include any right to conduct human clinical trials);

b.

a perpetual, irrevocable, worldwide, non-exclusive license for internal research purposes only under (i) Approved Research Inventions and (ii) Invention Patents with claims covering such Approved Research Inventions, each with no right to grant a Sublicense, except that internal research shall include the right to Sublicense to bona fide collaborators and contractors solely for use in a research collaboration (which, for the avoidance of doubt, shall not include any right to conduct human clinical trials); and

c.

a perpetual, irrevocable, worldwide, exclusive license, with the right to grant a Sublicense, for all uses under (i) Ambrx Technology Inventions and (ii) Invention Patents with claims covering Ambrx Technology Inventions, but excluding Compound Inventions and Invention Patents with claims covering Compound Inventions.

3.6 [***] License Agreement with Institute. Prior to the Effective Date, Institute entered into an agreement with [***] (“[***] Agreement”) that permits Institute to grant to Ambrx an exclusive worldwide license to research, develop, commercialize and further sublicense Know-How and Patents covering each of the Grandfathered Research Projects without the payment by Ambrx directly to [***] of any consideration for such exclusive license (it being understood that Institute will share with [***] a portion of any revenues it receives from Ambrx under this Agreement). A complete, unredacted copy of the [***] Agreement has been provided to Ambrx’s counsel prior to the Effective Date. One or more of the Grandfathered Research Projects may be included as a proposed Collaboration Research Project under this Agreement, subject to compliance with Article 4.

3.7 Rights to Linker Technology. It is understood and agreed by the Parties that each Party shall be free to exploit, without obligation to any other Party, any Linker Technology that is not included within the definition of an Ambrx Technology Invention and is not otherwise proprietary to the other Party (for example, included within the other Party’s know-how or patent rights that are not licensed under or pursuant to this Agreement).

3.8 Reservation of Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

4.	Collaboration Research Projects

4.1 Research Plans. Each Collaboration Research Project will be carried out in accordance with a written research plan (each, a “Research Plan”), prepared by Institute or Ambrx and submitted to the JSC for its initial review and approval and then submitted to Ambrx for its review and approval prior to initiation of the applicable Collaboration Research Project; provided, that a Research Plan for each Grandfathered Research Project will be presented by Institute for consideration by the JSC at its first scheduled meeting and thereafter by Ambrx as set forth in Section 4.2. Each Research Plan will provide details for the applicable Collaboration Research Project related to (i) background of such Collaboration Research Project, (ii) the proposed scientific approach to be used in such Collaboration Research Project, (iii) target disease and target Compound profile, (iv) the scope and nature of the activities to be pursued in such Collaboration

Research Project (including the number of FTEs to be allocated by Institute), (v) the Ambrx Technology to be used in such Collaboration Research Project, (vi) the Institute Technology or other Institute Controlled intellectual property to be used in such Collaboration Research Project (the “Institute Controlled IP”), (vii) any Third Party intellectual property to be used in such Collaboration Research Project and (viii) a mutually acceptable Proof of Concept Study for such Collaboration Research Project based on the target compound profile. Each Research Plan will also provide sufficient detail with respect to the contemplated activities to be performed, the projected timelines and budget to permit the JSC and Ambrx to analyze the proposed Collaboration Research Project. Each Research Plan will also set forth minimum performance criteria for the applicable Collaboration Research Project. To ensure the intent of the Parties hereunder with respect to ownership of Inventions, without the prior written consent of Ambrx and Institute, a) no Research Plan shall provide for Third Party funding of Research Plan activities, and b) no Third Party intellectual property shall be used in any Research Plan activities.

4.2 Approval of Research Plans.

a.

The Research Plans for the Grandfathered Research Projects will be presented by Institute for consideration by the JSC at its first scheduled meeting. The JSC shall promptly approve or reject Research Plans as set forth in Section 2.3(a). In addition, the JSC shall approve or reject any day-to-day or tactical performance of the research activities that require changes or updates to each Approved Research Plan as set forth in Section 2.3(b).

b.

Institute shall provide to Ambrx, within thirty (30) days following the approval of the applicable Research Plan by the JSC, such JSC-approved Research Plan, including the identification of any Institute Controlled IP or Third Party Controlled intellectual property to be used in the Research Plan. Ambrx shall have thirty (30) days following receipt of such Research Plan to review such Research Plan and shall have the right to reject such Research Plan or withhold access to the Ambrx Technology proposed to be used in such Research Plan if: (i) Ambrx reasonably determines the applicable Proof of Concept Study is inappropriate for the proposed indication listed in the Research Plan when compared against other research projects or programs for the same or similar indications; (ii) Ambrx reasonably determines the Research Plan and associated Collaboration Research Project is competitive with current or anticipated Ambrx projects (whether conducted or to be conducted on behalf of itself or a Third Party); or (iii) the Ambrx CEO, or in the absence of a CEO, a majority of the Ambrx board of directors (excluding any member of the Ambrx board of directors having a conflict of interest with respect to such determination), determines to reject such Research Plan or withhold access to the applicable Ambrx Technology, which the CEO (or Ambrx board of directors, as applicable) may determine in his/her (or its) sole discretion. A determination by Ambrx that the Research Plan falls within (i), (ii) or (iii) above and whether Ambrx is rejecting the Research Plan in its entirety (in which case, for clarity, the license grant under Section 3.1 shall not be applicable to such Research Plan and Institute shall not use any Ambrx funding provided hereunder in connection with further activities on such rejected Research Plan) or with respect to specified Ambrx Technology (in which case, for clarity, such Ambrx Technology shall not be included in the license grant under Section 3.1 for the associated Research Plan) shall be provided in writing to Institute within the thirty (30)-day Ambrx review period and shall include such information to substantiate the determination as is reasonably necessary.

c.	If Ambrx rejects the Research Plan with respect to specified Ambrx Technology (and does not reject the Research Plan in its entirety), the Research Plan shall constitute an “Approved

Research Plan” in all aspects other than the Ambrx Technology rejected pursuant to Section 4.2(b)(iii).

4.3 Amendment of Approved Research Plans. An Approved Research Plan may only be amended by following the procedure set forth in Section 4.2 with respect to the proposed changes and/or updates, unless such proposed changes and/or updates are simply day-to-day or tactical changes or updates in which case the JSC may approve them.

4.4 Conduct of Collaboration Research Projects.

a.

The Parties intend that one or more of the Collaboration Research Projects are to be initiated on or about thirty (30) days following the first meeting of the JSC, and that multiple Collaboration Research Projects will be ongoing at any given time during the Research Program Term.

b.

Institute agrees that its activities under the Collaboration Research Projects shall be conducted by or under the direct supervision of Peter Schultz, Ph.D. (“Schultz”). In the event that Schultz leaves Institute, or terminates his involvement with the Institute or a particular Collaboration Research Project, Institute shall promptly notify Ambrx of such event. Thereafter Ambrx shall have a right to immediately terminate the Research Program Term upon delivery to Institute of written notice of intent to terminate pursuant to this Section 4.4(b), which notice must be delivered to Institute not more than ninety (90) days after receipt by Ambrx of Institute’s notification.

c.

Institute shall perform, and shall use reasonable efforts to ensure that its employees perform, its activities with respect to the Collaboration Research Projects in good scientific manner, and in compliance in all material respects with the requirements of applicable law. Institute shall commit sufficient Research Plan FTEs to each Collaboration Research Project to permit the timely completion of each Collaboration Research Project as set forth in the applicable Approved Research Plan.

d.	Institute may not retain Third Parties (including, but not limited to, consultants or agents) to perform any activities for a Collaboration Research Project without the prior written consent of Ambrx.

e.

Upon the written request of the Institute, Ambrx (directly or indirectly) may in its sole discretion, (i) with respect to an Approved Research Plan, (A) assist the Institute in certain activities (specifically for the advancement of the applicable Collaboration Research Project up to the applicable Proof of Concept Study (by way of example, but not limitation, activities such as protein production, purification and analytics)); (B) validate, consider and develop Inventions after the applicable Proof of Concept Study; (C) assist the Institute in efforts to generate stable cell lines based on Ambrx Materials; or (ii) with respect to an approved Institute Proposal, assist the Institute in connection with its activities under such Institute Proposal. The fully burdened costs associated with Ambrx activities under subsections (i)(A), (i)(B) and (i)(C) incurred following the Effective Date will be borne entirely by Ambrx. Institute will reimburse Ambrx for its then-current fully-burdened FTE rate in connection with Ambrx activities requested by Institute under subsection (ii). It is acknowledged and agreed by the Parties that any assistance provided by Ambrx to Institute pursuant to this Section 4.4(e) involves intensive activities and in the event of a high workload at Ambrx, Ambrx shall retain sole discretion to prioritize projects accordingly and may determine to discontinue any assistance under this Section 4.4(e) or to not initiate any such assistance.

4.5 Invention Disclosures; Joint Inventions; Approved Research Inventions.

a.

As soon as reasonably possible following the completion of the related Proof of Concept Study, but in no event later than thirty (30) days thereafter, Institute shall provide a written Invention Disclosure describing all Inventions related to the Collaboration Research Project associated with the Proof of Concept Study to Ambrx. Any such Invention Disclosure shall contain sufficient detail (as it is available to Institute) to enable Ambrx to evaluate the advisability of exercising the Option with respect to the related Inventions and to comply with the terms of the license granted to it under Institute Technology pursuant to Section 3.5(a)(iii).

b.

As soon as reasonably possible, either upon conception or reduction to practice, as the case may be, of each Joint Invention, Ambrx shall disclose the same in writing to Institute. Such disclosure shall contain sufficient detail to enable Institute to evaluate whether such Invention is, in fact, within the definition of a Joint Invention. If Institute, in the exercise of its good faith discretion, believes that all or some of such Information as so described by Ambrx does not fall within the definition of a Joint Invention, then Institute shall deliver to Ambrx a written notice identifying the Invention(s) which Institute does not believe are Joint Invention(s) within thirty (30) days of receipt of the Invention Disclosure from Ambrx. Failure to deliver such a written notice within the thirty (30)-day period shall be deemed to be an acknowledgement by Institute that such Invention(s) is a Joint Invention(s). Any dispute related to whether an Invention constitutes Joint Invention(s) shall be resolved as set forth in Sections 14.2, 14.3 and 14.4.

c.

If Ambrx decides to not exercise the Option for the exclusive license under Institute’s ownership interest in an Invention Patent for a Joint Invention, then (i) both Institute and Ambrx shall jointly own such Invention Patent(s); and (ii) notwithstanding the foregoing, Institute and Ambrx hereby covenant and agree that, unless the other Party consents in writing, they each shall practice such Invention Patent solely in the Field and neither shall license or Sublicense rights to any such Invention Patent without the other Party’s prior written consent (unless Ambrx has previously exercised an Option for such Invention Patent). Except as set forth in this Section 4.5(c) , Ambrx shall be the only Party that may grant a commercial license or Sublicense to any Invention Patent for a Joint Invention to a Third Party, and only pursuant to the exclusive license granted to Ambrx under Section 3.5(c) or following the exercise of the Option hereunder. Joint ownership of a Joint Invention shall not include a license grant of any related or underlying technology or Patents, unless specifically set forth in Section 3.5(c) or in a separate license agreement between the Parties.

5.	Option

5.1 Grant of Option.

a.

Subject to the terms of this Agreement, Institute hereby grants to Ambrx an exclusive option (each, an “Option”) to acquire (i) an exclusive worldwide license (or sublicense, as the case may be) to Inventions and Invention Patents, with an exclusive right to grant Sublicenses, for all uses and (ii) a non-exclusive worldwide license (or sublicense, as the case may be) to related Information and Institute Controlled IP, with a right to grant Sublicenses, for all uses. Each such license shall be to the Inventions, Invention Patents and Institute Controlled IP disclosed under the Invention Disclosures associated with a specific Collaboration Research Project, as more particularly described in the Invention Disclosures (Section 4.5). Such Option shall be for the period (Section 5.2) and exercised (Section 5.3) as more particularly described below. For clarity, Excluded GRP Inventions are excluded and shall not be subject to the Option described in this Article 5.

5.2 Option Period.

a.

Subject to extension as set forth in Section 5.2(b), Ambrx shall have a period of [***] ([***]) days from the later of (i) delivery by Institute of a written Invention Disclosure pursuant to Section 4.5(a) and (ii) receipt of a data package requested by Ambrx (within thirty (30) days of receipt of the Invention Disclosure) with respect to the Invention, containing all data relevant to Ambrx’s decision to exercise the Option and reasonably available to Institute, including, without limitation, materials, assays, reagents and protocols that may reasonably be requested and Information from the related Proof of Concept Study (each, as the same may be extended pursuant to Section 5.2(b), an “Option Period”) to consider and/or validate the Invention Data Packages which may include reasonably and promptly recapitulating the experimental results using materials provided by the Institute or produced and characterized at Ambrx, in animal models conducted at Ambrx or under the direct supervision of an Ambrx scientist. The disclosures to be delivered to Ambrx under (ii) above shall be referred to herein as “Invention Data Packages.”

b.

Ambrx is obligated to consider and/or validate [***] ([***]) Invention Data Packages in each Calendar Year (whether or not the Invention Data Package is new or carried-over from the prior Calendar Year). If Ambrx has considered and validated [***] ([***]) Invention Data Packages disclosing Inventions in the applicable Calendar Year, the Option Period with respect to an additional Invention Data Package shall automatically be extended through the end of the following Calendar Year (with multiple extensions of a single Option Period possible and with extensions beyond the Research Program Term and/or term of this Agreement possible). In addition, an Option Period may be extended upon mutual written agreement of Institute and Ambrx.

5.3 Exercise of Option.

a.

Ambrx shall deliver to Institute written notice (each, an “Option Notice”) within the Option Period specifying the particular Invention, Invention Patent and related Information, if any, described in the applicable Invention Disclosure and Invention Data Package and the Institute Controlled IP associated with such Invention Data Package (collectively, the “Option IP”), and shall state whether Ambrx is exercising the Option or not with respect to the particular Option IP.

b.

If Ambrx determines to exercise an Option with respect to particular Option IP, Ambrx shall have (i) a perpetual, irrevocable, exclusive (even as to Institute) license (or sublicense, as the case may be), with the right to grant a Sublicense, under the particular Invention Patent(s), if any, to research, develop, make, have made, use, sell, offer for sale, export and import the applicable Licensed Products for all uses throughout the world; (ii) a perpetual, irrevocable, non-exclusive license (or sublicense, as the case may be), with the right to grant a Sublicense, under Patents included within the Institute Controlled IP to research, develop, make, have made, use, sell, offer for sale, export and import the applicable Licensed Products for all uses throughout the world; and (iii) a perpetual, irrevocable, non-exclusive license (or sublicense, as the case may be), with the right to grant a Sublicense, under Information directly related to such Invention Patents and Know-How included within the Institute Controlled IP to research, develop, make, have made, use, sell, offer for sale, export and import the applicable Licensed Products for all uses throughout the world. Ambrx shall commit to pursue or have pursued products or services covered by Invention Patents licensed to Ambrx using commercially reasonable efforts, and the Parties shall, upon the exercise of an Option, develop reasonable and specific milestones relevant to a Licensed Product(s), such milestones to be met by Ambrx, its Affiliates or its Sublicensee(s) to continue the license thereunder. Such milestones may include, for example, investment requirements and timelines for major regulatory and commercialization milestones. In addition, if Ambrx determines to exercise an Option with respect to Option IP described in an applicable Invention Disclosure and Invention Data Package arising out of a Grandfathered Research Project, Ambrx shall reimburse Institute the fully burdened expenses incurred by Institute for such Grandfathered Research Project from inception to date that the work plan for the Grandfathered Research Project was approved by Ambrx at an FTE rate of [***] ([***]), provided such expenses don’t exceed [***] ([***]) per project, within thirty (30) days of the exercise of such an Option. It is understood and agreed that following the exercise of an Option hereunder, Ambrx (or its Sublicensees) shall be the exclusive Party to develop and/or commercialize the applicable Invention Patents and related Information, either itself or pursuant to a Sublicense.

c.

If Ambrx exercises an Option with respect to particular Option IP and subsequently or concurrently determines to Sublicense such Option IP, it shall deliver to Institute written notice of its determination to Sublicense (each, a “Sublicense Notice”).

d.

If Ambrx determines not to exercise an Option with respect to particular Option IP as set forth in the applicable Option Notice, the Option Notice shall so state. For clarity, the license grant set forth in Section 3.1 shall not cover the particular Option IP for which Ambrx has determined not to exercise its Option and Institute hereby covenants and agrees that no funding provided by Ambrx hereunder shall be used by Institute if it determines to further pursue such rejected Option IP. Institute is free to pursue the rejected Option IP with non-Ambrx Technology and non-Ambrx Materials and its own funding.

6.	Ongoing Development of Inventions

6.1 Research and Development of Inventions by Ambrx. Following exercise of the Option with respect to particular Invention Patent(s) and related Information, if any, Ambrx shall have exclusive control over the research, development and/or commercialization activities associated with such Invention Patent(s), and shall be exclusively responsible for all associated research, development and commercialization expenses incurred by or on its behalf. In addition, following exercise of the Option with respect to particular Invention Patent(s) and related Information, if any, Ambrx shall reimburse Institute for its Patent Prosecution Costs as set forth in Section 8.2(a).

6.2 Research and Development of Inventions by Institute. If Institute desires to further develop or have developed an Invention, then:

a.

If (i) the Option Period has expired and the Invention has not been exclusively licensed to Ambrx pursuant to Section 5 above or (ii) the Invention has been exclusively licensed to Ambrx, and Ambrx (or any of its Affiliates) is not actively developing or is not actively out-licensing (or has not previously out-licensed) such Invention, the Institute may present Ambrx with a proposal for the ongoing development and commercialization of such Invention (the “Institute Proposal”). Any such Institute Proposal shall contain such information as is available to Institute and reasonably necessary for Ambrx to evaluate the Institute Proposal, including, without limitation, (w) an overview of the intended development activities, (x) the projected commercial opportunity, (y) activities that Institute would assign to Ambrx, if any, and (z) commercial terms commensurate with the proposed development and commercialization.

b.

Within sixty (60) days of receipt of all requested information related to the Institute Proposal, the CEO of Ambrx, or in the absence of a CEO, a subcommittee of the Ambrx board of directors, to be chaired by a member of such subcommittee selected by a majority vote of disinterested members of the Ambrx board of directors (the “Ambrx Subcommittee”), shall review and reasonably consider the Institute Proposal. If the Ambrx CEO or Ambrx Subcommittee desires to proceed with the Institute Proposal, it shall oversee the negotiation and documentation of a license agreement between Ambrx and Institute containing mutually acceptable terms and conditions, including financial terms, which shall include, without limitation, (i) a prohibition on Institute commercializing the Invention in any manner other than by way of a Sublicense to a Third Party on arms-length, commercially reasonable terms, (ii) Institute shall commit to pursue or have pursued products or services covered by Invention Patents licensed to Institute using commercially reasonable efforts, and (iii) the Parties shall develop reasonable and specific milestones relevant to a Licensed Product(s), such milestones to be met by Institute’s Sublicensee(s) to continue the license thereunder. Such milestones may include, for example, reasonable investment requirements and timelines for major regulatory and commercialization milestones. In addition, the licenses granted under such license agreement may not be practiced directly by Institute or any of its Affiliates and Institute may only commercialize the Invention by way of a Sublicense to a Third Party on arms-length, commercially reasonable terms.. It is the intent of the Parties that the review by Ambrx and the negotiation and documentation of a license agreement take place within the sixty (60)-day period, unless mutually extended by the Parties. Once a license agreement between Ambrx and Institute is negotiated, the determination to proceed with the Institute Proposal (or not) under such license agreement shall be made by the Ambrx CEO or Ambrx Subcommittee in his/its sole discretion.

c.

In the event that Ambrx determines not to proceed with an Institute Proposal, and the development of the relevant Invention would require a license from Ambrx with respect to Ambrx Technology, Institute may not develop the relevant Invention beyond animal proof of concept studies or commercialize such Invention without any such required licenses from Ambrx with respect to the Ambrx Technology. In addition, Institute hereby covenants and agrees that no funding provided by Ambrx hereunder shall be used by Institute if it determines to further pursue such rejected Institute Proposal. Institute is free to pursue the rejected Institute Proposal with non-Ambrx Technology and non-Ambrx Materials and its own funding.

6.3 Research and Development Under Excluded Grandfathered Research Projects by Institute.

a.

If Institute desires to develop in human clinical trials and/or thereafter commercialize the inventions consisting of therapeutic compositions of matter for compounds demonstrated to have utility or a new use under an Excluded Grandfathered Research Project with respect to the applicable target studied under such Excluded Grandfathered Research Project (i.e., actually made and tested under such Excluded Grandfathered Research Project) (with respect to each Excluded Grandfathered Research Project (e.g., target), the “Excluded GRP Inventions”) during the period beginning on August 23rd, 2013 and ending on the earlier of (a) October 10th, 2017 or (b) the initiation of GLP/IND-enabling studies with respect to each Excluded GRP Invention (the “Excluded GRP Invention Option Period”), it shall provide written notice to Ambrx of such desire which shall include the applicable target and compositions of matter information related to such Excluded GRP Inventions (each, an “Excluded GRP Invention Notice”). Upon Ambrx’s receipt of an Excluded GRP Invention Notice prior to the expiration of the Excluded GRP Invention Option Period, Institute shall automatically, without any action on the part of Ambrx, be granted the following licenses: (i) a perpetual, irrevocable, worldwide, exclusive (even as to Ambrx) license (or sublicense, as the case may be), with the right to grant a Sublicense, under Ambrx Patents, if any, with Valid Claims covering the Excluded GRP Inventions described in the applicable Excluded GRP Invention Notice to research, develop, make, have made, use, sell, offer for sale, export and import such Excluded GRP Inventions for all uses; and (ii) a perpetual, irrevocable, worldwide, non-exclusive license (or sublicense, as the case may be), with the right to grant a Sublicense, under Information directly related to such Ambrx Patents to research, develop, make, have made, use, sell, offer for sale, export and import such Excluded GRP Inventions for all uses. Upon the grant of the licenses under this Section 6.3(a) Institute shall be the exclusive Party to develop and/or commercialize the Excluded GRP Inventions and solely by means of a Sublicense to a Third Party; provided that such Third Party Sublicensee may not be a pharmaceutical company with headquarters in the People’s Republic of China, unless Ambrx has provided its prior written consent, which may be withheld in its sole discretion. The licenses granted under this Section 6.3(a) may not be practiced directly by Institute or any of its Affiliates and Institute may only commercialize the Excluded GRP Inventions by way of a Sublicense to such a Third Party on arms-length, commercially reasonable terms. Institute shall ensure that any such Excluded GRP Inventions licensed hereunder are pursued using commercially reasonable efforts, and all rights to the licensed Excluded GRP Inventions shall revert to Institute in the event of the failure of a Third Party sublicensee to use commercially reasonable efforts in the development and/or commercialization of the Excluded GRP Inventions (in addition to upon the occurrence of other agreed-upon termination events). The Parties shall develop reasonable and specific milestones relevant to the Excluded GRP Inventions, such milestones to be met by Institute’s Sublicensee(s) to continue the license thereunder. Such milestones may include, for example, investment requirements and timelines for major regulatory and commercialization milestones. Institute shall also pay to Ambrx [***] of any Net Sublicense Revenue as set forth in Section 7.2. The Parties shall negotiate in good faith and enter into a license agreement setting forth the terms contained in this Section 6.3(a), and other customary terms and conditions.

b.

If Institute does not deliver one or more Excluded GRP Invention Notices prior to the expiration of the Excluded GRP Option Period, then all Excluded GRP Inventions under the Excluded Grandfathered Research Projects shall automatically become an Invention and

Institute shall promptly thereafter provide an Invention Disclosure to Ambrx for any such Invention. For clarity, if the Excluded GRP Option Period expires without the delivery of an Excluded GRP Invention Notice, all Excluded GRP Inventions shall be subject to the Option process set forth in Section 5.

c.

If, however, Institute has delivered one or more Excluded GRP Invention Notices, then: (i) upon delivery of an Excluded GRP Invention Notice, any Excluded GRP Inventions for the target referenced in the Excluded GRP Invention Notice but which have not been described in such Excluded GRP Invention Notice shall automatically become Inventions and Institute shall promptly after the delivery of the Excluded GRP Invention Notice provide Invention Disclosures to Ambrx for any such Inventions not described; and (ii) on expiration of the Excluded GRP Option Period, any Excluded GRP Inventions not previously licensed to Institute under Section 6.3(a) shall automatically become Inventions and Institute shall promptly after the expiration of the Excluded GRP Option Period provide Invention Disclosures to Ambrx for any such Inventions. For clarity, all Excluded GRP Inventions which have not been described in an Excluded GRP Invention Notice or licensed to Institute under Section 6.3(a) shall be subject to the Option process set forth in Section 5.

7.	Payments

7.1 Research Program Costs. Within five (5) days of the Effective Date, Ambrx will pay to Institute an amount equal to [***] as payment in advance for Institute’s activities pursuant to Approved Research Plans in the first partial calendar quarter following the Effective Date. Thereafter during the Research Program Term, Ambrx will make quarterly payments in advance to Institute of [***] ([***]) on or before each October 1, January 1, April 1 and July 1 that occurs during the Research Program Term in consideration of Institute’s activities pursuant to Approved Research Plans (each a “Research Funding Payment”); provided, however, the last payment made pursuant to this Section 7.1 shall be pro-rated to take into account the number of days in the last partial calendar quarter included in the Research Program Term.

7.2 Net Sublicense Revenue.

a.	Ambrx shall pay to Institute [***] ([***]) of any Net Sublicense Revenue resulting from Sublicenses executed by Ambrx or its Affiliates.

b.

Institute shall pay to Ambrx [***] ([***]) of any Net Sublicense Revenue resulting from Sublicenses executed by Institute or its Affiliates of a Licensed Invention and/or Licensed Product arising from the [***] Excluded Grandfathered Research Project. Institute shall pay to Ambrx [***] ([***]) of any Net Sublicense Revenue resulting from Sublicenses executed by Institute or its Affiliates arising from the [***] Excluded Grandfathered Research Project. For all other Sublicenses executed by Institute or any Affiliates under the licenses granted to Institute under Section 6.3, Institute shall pay to Ambrx [***] ([***]) of any Net Sublicense Revenue resulting from such Sublicenses.

c.	Any payments due under this Section 7.2 shall be made within ninety (90) days of receipt of the Net Sublicense Revenue by the applicable Party.

7.3 Royalties.

a.

General. Subject to the other provisions of this Section 7.3 and the other provisions of this Agreement, in consideration of the licenses granted by Institute to Ambrx pursuant to its exercise of the Option, if Ambrx (or its Affiliates) commercializes a Licensed Product without a Sublicensee, Ambrx shall pay to Institute royalties of [***] ([***]) of Net Sales of such Licensed Product during the applicable Royalty Term (as defined in subsection (c) below) for such Licensed Product.

b.	One Royalty. For clarity, only one royalty shall be due to Institute with respect to the same unit of Licensed Product, regardless of the number of Licensed Inventions contained therein.

c.

Royalty Term. Royalties payable by Ambrx to Institute under Section 7.3 shall be paid on an Licensed Product-by-Licensed Product and country-by-country basis until the later of (i) 10 years after first commercial sale of the applicable Licensed Product in such country, and (ii) expiration in such country of the last Valid Claim of the last-to-expire Licensed Invention with claims that cover such Licensed Product (the “Royalty Term”). Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, Ambrx shall have a fully-paid-up perpetual license under Section 5.3(b) for the making, using, selling, offering for sale and importing of such Licensed Product in such country.

d.

Royalty Payments and Reports. All amounts payable to Institute pursuant to Section 7.3 shall be paid within ninety (90) days after the end of the calendar quarter in which the applicable Net Sales were invoiced. Each payment of royalties shall be accompanied by a royalty report providing a statement, on an Licensed Product-by-Licensed Product and country-by-country basis, of: (a) the amount of gross sales invoiced during the applicable calendar quarter, (b) the amount of deductions from gross sales taken in calculating Net Sales during the applicable calendar quarter, (c) the amount of Net Sales during the applicable calendar quarter, (d) a calculation of the amount of royalty payment due in U.S. dollars on such Net Sales for such calendar quarter, and (e) the amount of withholding taxes, if any, required by applicable law to be deducted with respect to such royalties.

7.4 Miscellaneous Payment Terms.

a.

Payment Method. All payments due under this Agreement to Institute shall be made by bank wire transfer in immediately available funds to an account designated by Institute. All payments hereunder shall be made in U.S. dollars.

b.

Taxes. Institute will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any payments by Ambrx to Institute under this Agreement, Ambrx will: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Institute on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. In addition, the Parties shall cooperate in accordance with applicable law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

c.

Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars shall be performed in a manner consistent with Ambrx’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

d.

Records. Ambrx shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records, including gross amounts invoiced and any deductions thereto in connection with calculation of Net Sales, sufficient to determine and establish the amounts payable under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a three (3) year period in accordance with Section 7.4(e) below.

e.

Inspection of Records. Upon reasonable prior notice, Ambrx shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to Ambrx), appointed by Institute and reasonably acceptable to Ambrx, to inspect the audited financial records of Ambrx to the extent relating to payments to Institute; provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered in such inspection in which case Institute shall have the right to conduct a more thorough inspection for such period. If Institute, after inspecting the audited financial records of Ambrx, discovers material errors, then Ambrx shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to Ambrx), appointed by Institute and reasonably acceptable to the Ambrx, to inspect the books and records described in Section 7.4(d); provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered in such inspection in which case Institute shall have the right to conduct an additional audit for such period. Any inspection conducted under this Section 7.4(e) shall be at the expense of Institute, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least [***] ([***]), in which case the full costs of such inspection for such period shall be borne by Ambrx. Any underpayment shall be paid by Ambrx to Institute within forty-five (45) days, and any overpayment shall be credited against future amounts due by Ambrx to Institute.

8.	Intellectual Property Matters

8.1 Ownership. Subject to the licenses granted hereunder, each Party will own all Inventions (and Patents that claim such Inventions) solely invented by or on behalf of it and/or its Affiliates and/or their respective employees, agents and independent contractors (as determined by US patent law) in the course of conducting activities under the Collaboration Research Projects (collectively, “Sole Inventions”). Subject to the licenses granted hereunder, the Parties will jointly own all Inventions (and Patents that claim such Joint Inventions) jointly invented by or on behalf of them and/or their respective Affiliates, employees, agents or independent contractors (as determined by US patent law) in the course of conducting activities under the Collaboration Research Projects (collectively, “Joint Inventions”). Notwithstanding the foregoing, Institute shall, at Ambrx’s request, assign its entire right, title and interest in and to any Sole Invention or Joint Invention that constitutes an Ambrx Technology Invention to Ambrx or Ambrx’s designee, and Institute hereby appoints Ambrx as its attorney in fact solely to make such assignments and authorizes Ambrx to make such assignments. In each case, Institute shall execute and deliver to Ambrx a deed(s) of such assignment, in a mutually agreeable form, within thirty (30) days after the date the Invention Disclosure is provided hereunder. Ambrx shall be responsible for recording all such assignments and

Institute and its successors and assigns shall reasonably cooperate with Ambrx’s efforts to do so, including satisfying the assignment and recording requirements of relevant patent offices.

8.2 Patent Prosecution and Maintenance.

a.

Ambrx shall Prosecute all Invention Patents with claims covering Ambrx Technology Inventions throughout those jurisdictions that Ambrx and the Institute determine to file Inventions Patents (collectively, the “Territory”). Ambrx shall bear [***] of the Patent Prosecution Costs for such Invention Patent(s). For all other Invention Patents, Institute shall, with Ambrx’s participation, draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) such Invention Patents (including those with claims covering any Joint Invention) throughout the Territory (such activities, on behalf of Institute or Ambrx, with respect to Invention Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning). Such Prosecution shall be handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”). Institute (a) shall keep Ambrx advised of the status of the actual and prospective filings of Invention Patents; (b) upon Ambrx’s written request, shall provide advance copies of any papers related to the Prosecution of such Invention Patent filings; (c) shall give Ambrx an opportunity to review the text of the application before filing, shall consult with Ambrx with respect thereto and shall incorporate Ambrx’s reasonable comments into any such Invention Patent filing; (d) shall supply Ambrx with a copy of the application as filed, together with notice of its filing date and serial number; and (e) shall promptly give notice to Ambrx of the grant, lapse, revocation, surrender, invalidation or abandonment of any Invention Patent. Subject to Section 8.2(b) and (c), and until the exercise of an Option by Ambrx, Institute shall bear [***] ([***]) of the Patent Prosecution Costs for such Invention Patents and shall have lead responsibility and decision making control for such Prosecution, including all decisions related to whether to file and/or continue to pursue and/or maintain any such Invention Patents. Following the exercise of an Option by Ambrx, Ambrx shall bear [***] ([***]) of the Patent Prosecution Costs for the applicable Invention Patent(s) and pay [***] of past expenses (upon presentation of reasonable supporting documentation), subject to offset and deduction, and shall have lead responsibility and decision-making control for Prosecution of such Invention Patent(s). For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for such Invention Patents.

b.

Cooperation; Sharing of Information. The Parties will keep each other informed with regard to Prosecution hereunder and will cooperate in the Prosecution of the Invention Patents in all respects. Each Party will provide the other Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney, executing any other required documents or instruments for such Prosecution, and obtaining the assistance and cooperation of any Third Party licensors, as necessary to Prosecute the Invention Patents. Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it.

c.

Ambrx Right to Prosecute and Maintain. In the event that Institute elects not to Prosecute in any country any Invention Patent, Institute will give Ambrx at least thirty (30) days’ notice before any relevant deadline and provide to Ambrx information it reasonably requests relating to the Invention Patent. Ambrx will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Invention Patent in such country. If Ambrx assumes responsibility for the Prosecution for any such Invention Patents as set forth above, then the Patent Prosecution Costs incurred by Ambrx in the course of such Prosecution will thereafter be borne by Ambrx, subject to offset and deduction.

d.	Ambrx Right to Delegate. Ambrx may delegate its rights and responsibilities as to a particular Invention Patent to a Third Party, pursuant to an agreement with such Third Party.

8.3 Infringement Actions.

a.

Infringement. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party of the Invention Patents (an “Infringement”). A notice under 42 U.S.C. 262(l) (however such section may be amended from time to time during the term of this Agreement) with respect to a Licensed Product will be deemed to describe an act of Infringement, regardless of its content. As permitted by applicable law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Invention Patents (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by applicable law, at least within five (5) days after the receiving Party receives such certification. Such notification and copies will be sent by facsimile and overnight courier to the Parties at the addresses specified in Section 14.11.

b.

Ambrx Rights. Ambrx will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement (an “Infringement Action”) to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement) of an Invention Patent for which Ambrx has exercised the Option pursuant to Section 5.3 or an Invention Patent with claims covering Ambrx Technology Inventions. The foregoing right of Ambrx shall include the right to perform all actions of a reference product sponsor set forth in 42 U.S.C. 262(l). Institute will have the right, at the reasonable expense of Ambrx, to be represented by counsel of its choice, in any Infringement Action with respect to an Invention Patent for which Ambrx has exercised the Option pursuant to Section 5.3. At Ambrx’s request, Institute will join any Infringement Action as a party and will use commercially reasonable efforts to cause any applicable Third Party to join such Infringement Action as a party (all at Ambrx’s expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by applicable law to pursue such action. Institute will provide to Ambrx reasonable assistance in such enforcement, at Ambrx’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. Ambrx will keep Institute regularly informed of the status and progress of such enforcement efforts, and will reasonably consider Institute’s comments on any such efforts. In any such action, Institute will not be named as the first party to a lawsuit.

c.	Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Infringement Action in any manner that would adversely affect an Invention Patent, or that would limit or restrict the ability of a Party (or its Affiliates or Sublicensees, as applicable) to sell Licensed Products anywhere in the world; provided, however, Ambrx may settle any Infringement Action related to an Invention Patent with claims covering an Ambrx Technology Invention in its sole discretion.

d.

Expenses and Recoveries. Ambrx will be solely responsible for any expenses incurred by either of the Parties as a result of an Infringement Action. If Ambrx recovers monetary damages from a Third Party in such Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such remaining funds will be retained [***] ([***]) by Ambrx and [***] ([***]) by Institute; provided, however, Ambrx shall retain [***] ([***]) of any remaining funds from an Infringement Action related to an Invention Patent with claims covering an Ambrx Technology Invention.

e.

Institute Rights. In the event Ambrx does not elect to pursue an action pursuant to Section 8.3(b), Institute shall have the sole right to pursue infringement at its sole expense other than any infringement of an Invention Patent with claims covering an Ambrx Technology Invention, and shall be entitled to any recovery therefrom. At Institute’s request, Ambrx will join any such Infringement Action as a party and will use commercially reasonable efforts to cause any applicable Third Party to join such Infringement Action as a party (all at Institute’s expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by applicable law to pursue such action. Ambrx will provide to Institute reasonable assistance in such enforcement, at Institute’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. In any such action, Ambrx will not be named as the first party to a lawsuit.

9.	Additional Obligations

9.1 Institute Research Project Reports. Institute shall deliver to Ambrx a report as to each Invention and the activities completed in the prior six (6) month period for each Collaboration Research Project (“Research Project Report”). Each Research Project Report shall specify for each Collaboration Research Project (a) a detailed description of the research and development efforts undertaken by the Institute, (b) the current status of such efforts, (c) the estimated schedule and plan for such future efforts, (d) the individual responsible for the Institute’s report, (e) all related Information, a detailed description of all procedures and the Ambrx Technology used and (f) such other matters as Ambrx reasonably requests. The reports shall be delivered on or about January 1 and July 1 of each Calendar Year. In addition, Ambrx may request from time-to-time on thirty (30) days’ prior written notice that the Parties meet to discuss the progress and status of Collaboration Research Projects. In addition, Institute shall deliver to Ambrx off-cycle Research Project Reports upon the reasonable request of Ambrx, covering the period of time specified by Ambrx and providing the information set forth above with respect to each Collaboration Research Project. All Information submitted to Ambrx by Institute under this Section 9.1 may be used by Ambrx pursuant to the licenses granted in Section 3.5, and for the purpose of evaluating whether or not to exercise the Option to obtain the additional license pursuant to Section 5 hereof, as and when such Option is exercisable in accordance with the terms hereof. Ambrx shall not, during the term of this Agreement or after the termination hereof, disclose any of the Institute’s Confidential Information contained in a Research Project Report, unless and until (i) Ambrx is permitted to do so pursuant to the terms of this Agreement or any license agreement entered into by Ambrx and Institute after exercise of the Option for such Invention or (ii) such Information is no longer within the definition of “Confidential Information” as set forth in Section 11 herein.

9.2 Indemnity. Following exercise of the Option, Ambrx hereby agrees to indemnify, defend and hold harmless Institute and any Affiliate and their trustees, officers, employees, scientists and agent from and against any liability or expense arising from any claims arising from Ambrx’s use of any Licensed Inventions pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability claims, including without limitation, personal injury, death, or property damage made by employees, subcontractors, sublicensees or agents of Ambrx, as well as any member of the general public.

9.3 Limitation of Liability. EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER AND/OR (B) A BREACH OF SECTION 11, IN NO EVENT SHALL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

9.4 Insurance. Institute and Ambrx shall each procure and maintain insurance, including (as to Ambrx) product liability insurance, with respect to its respective Collaboration Research Project activities and which are consistent with normal business practices of prudent companies similarly situated to such Party throughout the term of this Agreement. A Party shall provide the other Party with written evidence of such insurance upon request and with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

10.	Limited Warranty.

10.1 Each of Ambrx and Institute hereby represents and warrants that it has full right and power to enter into and perform its obligations under this Agreement.

10.2 Institute hereby represents and warrants that Exhibit A sets forth a complete and accurate list of all Ambrx Materials in its possession prior to or as of the Effective Date.

10.3 EXCEPT AS SET FORTH IN THIS SECTION 10, NEITHER INSTITUTE NOR AMBRX MAKE ANY OTHER WARRANTIES CONCERNING TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER INSTITUTE NOR AMBRX MAKE ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENTS, OR THAT ANY COMPOUND AND/OR LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR MISAPPROPRIATING TECHNOLOGY COVERED BY THIS AGREEMENT.

11.	Confidentiality and Publication

11.1 Treatment of Confidential Information. Each Party agrees that, during the term of this Agreement, and for a period of seven (7) years after this Agreement terminates, a Party receiving Confidential Information of the other Party (the “Receiving Party”) will (i) maintain in confidence such Confidential Information to the same extent the disclosing Party (the “Disclosing Party”) maintains its own proprietary information, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement, except for that portion of such Confidential Information that the Receiving Party can demonstrate by competent written proof:

a.	was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the Disclosing Party;

b.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

c.	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

d.	is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

e.	is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party.

11.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

a.	filing or prosecuting Patents in accordance with Article 8;

b.

regulatory filings and other filings with governmental authorities (including regulatory authorities), including filings with the U.S. Food and Drug Administration, as necessary for the development and/or commercialization of a Licensed Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

c.	prosecuting or defending litigation;

d.	complying with applicable law, including regulations promulgated by securities exchanges;

e.

disclosure to its Affiliates, employees, agents, independent contractors, licensors and any Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to and no less restrictive than those set forth in this Article 11 prior to any such disclosure; and

f.

disclosure of the material terms of this Agreement, the state of development of Licensed Products, certain blinded data generated under this Agreement, in each case to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to and no less restrictive than those set forth in this Article 11 prior to any such disclosure.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the Disclosing Party hereunder.

Nothing in Section 11.1 or 11.2 shall limit a Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

11.3 Publications. Institute agrees that Ambrx shall have a right to publish Ambrx Confidential Information in its sole discretion. Ambrx recognizes that the Institute has a legitimate interest in the public communication of scientific results. Therefore, it is anticipated that the Institute may wish to publish the results of the Collaboration Research Projects. Ambrx will permit such publication provided that Ambrx is given a reasonable period, not less than thirty (30) days prior to the submission for publication of any manuscript concerning the results of the Collaboration Research Projects, to review such manuscript to make certain that none of Ambrx’s Confidential Information is disclosed therein and to enable Ambrx to file or cause to be filed any relevant patent applications prior to publication. Ambrx may request the delay of any such proposed publication for an additional sixty (60) day period, in order to file any patent applications on the Inventions disclosed therein. Ambrx reserves the right to have any of Ambrx’s Confidential Information deleted from such manuscript.

11.4 Publicity. Except as otherwise provided herein or required by law, neither Ambrx nor Institute shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any Sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of each other party. Scientific publications published in accordance with Section 11.3 of this Agreement shall not be construed as publicity governed by this Section 11.4.

12.	Term and Termination

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall expire when the last of the payment obligations under this Agreement have expired.

12.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a Party to pay any amounts when due hereunder or (ii) the failure of a Party to perform any material obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other Party specifying in reasonable detail the nature of such default. Upon the occurrence of an event of default, the non-defaulting Party may deliver to the defaulting Party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting Party serving such notice against the defaulting Party. Termination pursuant to this Section 12.2 shall not relieve the defaulting Party of liability and damages to non-defaulting Party for breach of this Agreement. Waiver by any Party of a single default or a succession of defaults shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default.

12.3 Termination Upon Ambrx Change of Control. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice delivered following the closing of an Ambrx Change of Control which occurs during the Research Program Term. If Ambrx terminates this Agreement following an Ambrx Change of Control, (i) Institute may continue to exercise the research license granted pursuant to Section 3.1, on an Approved Research Plan-by-Approved Research Plan basis, for a period of twenty four (24) months following the date of approval by Ambrx of the applicable Research Plan (such continued Research Plans, a “Continued Research Plan”) and (ii) Ambrx shall make [***] ([***]) [***] Research Funding Payments. Article 5 shall remain in effect with respect to any Inventions, Invention Patents and related Information that arise under or are conceived with respect to the Continued Research Plans, with the exception that Ambrx may not exercise its Option with respect to any such Continued Research Plan Invention Patents and related Information. In addition, for clarity, following a termination under this Section 12.3, no new Research Plans may be proposed for approval or initiated; and if Ambrx has previously exercised an Option with respect to particular Option IP, the licenses granted to Ambrx pursuant to the exercise of such Option shall remain in full force and effect. For purposes of this Section 12.3, “Ambrx Change of Control” means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding shares of capital stock of Ambrx (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Ambrx entitled to vote generally in the election of directors of Ambrx (the “Outstanding Voting Securities”); provided, however, that for the purposes of this subsection (a), the following acquisitions of securities of Ambrx shall not constitute an Ambrx Change of Control: (w) any acquisition by existing stockholders of Ambrx, (x) any acquisition by Ambrx, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Ambrx or any corporation controlled by Ambrx or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this definition; (b) the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of Ambrx or all or substantially all of Ambrx’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of Ambrx at the time of the execution of the initial agreement, or of the action of the Board of Directors of Ambrx, providing for such Business Combination Transaction; or (c) Ambrx or any of its Affiliates sells or transfers to any Specified Person(s) in one or more related transactions properties or assets representing all or substantially all of Ambrx’s business or assets at the time of such sale or transfer.

12.4 Expiration or Termination.

a.

Upon the expiration of this Agreement, or upon a termination of this Agreement, each Party shall perform all obligations incurred up to the date of said expiration or termination, and the Parties shall continue to abide by their non-disclosure obligations described in Section 11.

b.

Any licenses in effect as a result of exercises of Options hereunder shall remain in full force and effect and Ambrx shall be obligated to make payments to Institute as set forth in Article 7 and Sections 6, 8, 9 (excluding Section 9.1), 10, and this Section 12.4 shall survive and apply after expiration or termination of this Agreement.

c.

Ambrx shall have the right to continue to consider and/or validate any Invention and related Information which have not been considered and validated prior to the expiration or termination of this Agreement. Until the Option Period has expired with respect to any such remaining Inventions, Articles 5, 7, 8, 9 and 10 and Sections 4.5, 6.1 and 6.2 of this Agreement shall remain in full force and effect with respect to such Inventions.

d.

Ambrx’s right to license an Invention and related Information continues in perpetuity following the expiration or termination of this Agreement, subject to compliance with the terms (including the payment terms) set forth in this Agreement.

e.

In the event of termination of the Research Program Term prior to the expiration of eighteen (18) months following the Effective Date, Ambrx shall continue to make the quarterly Research Funding Payments set forth in Section 7.1 through the remainder of the eighteen (18) month period; provided, that no such Research Funding Payments shall be made if Ambrx terminates this Agreement pursuant to Section 12.2 as a result of an uncured Institute default; provided further, that only the Research Funding Payments set forth in Section 12.3(ii) shall be made if Ambrx terminates this Agreement pursuant to Section 12.3.

f.

Any licenses in effect pursuant to Section 6.3 shall remain in full force and effect and Institute shall be obligated to make payments to Ambrx as set forth therein and Articles 8, 9 (excluding Section 9.1), 10, and this Section 12.4 shall survive and apply after expiration or termination of this Agreement.

g.

Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.5, 3.7, and 3.8 and Articles 1 (to the extent necessary to interpret other surviving sections), 13 and 14. All provisions not surviving in accordance with this Section 12.4 shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

13.	Assignment; Successors

13.1 Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other Party; provided, however, that Ambrx may assign this Agreement and its rights and obligations hereunder to a successor in interest to all or substantially all of the assets of Ambrx to which this Agreement relates, whether by way of a merger, consolidation, sale of assets, change of control or similar transaction.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Ambrx and Institute.

14.	General Provisions

14.1 Independent Contractors. The relationship between Ambrx and Institute is that of independent contractors. Ambrx and Institute are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Ambrx and Institute shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Disputes. Ambrx and Institute recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to Ambrx’s and Institute’s rights and/or obligations hereunder. It is the objective of Ambrx and Institute to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, Ambrx and Institute agree to follow the procedures set forth in Sections 14.3 and 14.4 if and when a dispute arises under this Agreement.

14.3 Alternative Dispute Resolution. Any dispute controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement or the scope of this arbitration provision, shall be settled by binding Alternative Dispute Resolution (“ADR”) in the manner described below:

a.

If a Party intends to begin an ADR to resolve a dispute, after an initial 30 day waiting period after any such dispute arises in which the relevant parties shall work reasonably and in good faith to amicably resolve the dispute without resorting to this article, such Party shall provide written notice (the “ADR Request”) to counsel for the other Party informing such other Party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 12.2 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

b.	Within thirty (30) business days after the receipt of the ADR Request, the other Party, may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

14.4 Arbitration Procedure. The ADR and all pre-hearing, hearing and post-hearing arbitration procedures, shall be conducted in English pursuant to the Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect (the “Rules”), as amended by the following provisions.

a.

Arbitrator. To the extent that the Parties cannot agree on a single arbitrator, the arbitration shall be conducted by a panel of three arbitrators (the “Panel”). Each Party to the dispute shall have the right to appoint one (1) member of the Panel, with the third member to be mutually agreed by the two Panel members appointed by the Parties or appointed in accordance with the rules of the American Arbitration Association (if there are only two parties to the dispute). All panel members shall be selected from a pool of independent arbitrators. Each Party shall make its appointment within twenty (20) days of receipt of the ADR request and the third panel member shall be selected by the two panel members within ten (10) days of the selection of the first two panel members (if applicable).

b.

Proceedings. The Parties will cooperate in good faith in the voluntary, prompt and informal exchange of non-privileged documents and other information relevant to the ADR. The Parties and the Panel will make every effort to conclude the information exchange process within ninety (90) days after the Panel is selected. Within seven (7) days after selection of the Panel, each Party may serve on any other Party up to ten (10) interrogatories (or a number otherwise set by the arbitrators), without subparts, for the purpose of identification of documents and witnesses. These interrogatories will be answered within seven (7) days.

At any time after the selection of the Panel, but no later than thirty (30) days before the ADR hearing, each Party may take up to three (3) depositions (or a number otherwise set by the arbitrators) of an opposing Party as a matter of right. The Parties will attempt to agree to time, location and duration of the deposition, and if the Parties do not agree these will be determined by the Panel.

Any Party may conduct depositions of its own witnesses which may be introduced as evidence at the ADR hearing if the other Party was given fair opportunity to attend the deposition and cross-examine.

Upon the request of any Party, the Panel will conduct a conference for the purpose of determining additional information to be exchanged. Parties may request additional depositions, interrogatories or document Production. If the Panel determines that the requesting Party has a reasonable need for the requested information and that the request is not overly burdensome on the opposing Party, the Panel shall order the additional information exchange.

As they become aware of new documents or information, including experts who may be called upon to testify, all Parties remain under a continuing obligation to provide documents upon which they rely, to supplement their responses, and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents which have not been previously exchanged will not be considered by the Panel at the hearing, unless agreed by the Parties.

The Parties will promptly notify the Panel when an unresolved dispute exists regarding discovery issues. The Panel will discuss the matter with the Parties to determine the nature of the dispute and will attempt to resolve that dispute. If the Panel does not resolve the dispute, the Panel will arrange a conference concerning the dispute before the Panel by telephone, or in person, and the Panel will decide the dispute.

The Panel will determine the date and time of the ADR hearing and other proceedings after consultation with the Panel and the Parties and will provide reasonable notice of the hearing date and time. The Panel will make every effort to schedule the ADR hearing within one hundred and twenty (120) days of the commencement of the ADR, absent unusual circumstances.

The Parties may agree on or the Panel for good cause may order a rescheduling of the hearing date.

The Panel will ordinarily conduct the ADR hearing in the manner set forth in these Rules. The Panel may vary these procedures if the Panel determines it is reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that each Party is afforded the opportunity to present material and relevant evidence.

The Panel will require witnesses to testify under oath if requested by any Party.

The Panel will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

When the Panel determines that all relevant and material evidence and arguments have been presented, the Panel will declare the hearing closed. The Panel may defer the closing of the hearing for up to twenty (20) days to permit the Parties to submit post-hearing briefs and or to make closing arguments, as the Panel deems appropriate, before rendering an award.

The Panel will render the award within ten (10) days after the date of the closing of the hearing or, if an ADR hearing has been waived, within ten (10) days after the date of the Panel’s receiving all materials specified by the Parties. The decision and award of majority of the Panel will constitute the ADR award and will be binding on the Parties. The ADR award shall include specific findings of fact and shall reach conclusions of law based on the submissions and evidence of the Parties and shall be delivered via written decision explaining the basis for the decision.

The Panel shall, in rendering its decision, apply the substantive laws of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act and the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The proceeding shall take place in San Diego, California. The fees of the Panel shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the parties.

c.

Award. The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorney’s fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive damages may not be awarded and express terms of this Agreement may not be altered.

d.	Costs. Except as set forth in Section 14.4(b), above, each Party shall bear its own legal fees.

e.

Confidentiality. The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, including applicable securities law, no Party shall make (or instruct the panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

14.5 Survivability. Any duty to use ADR under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

14.6 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between Ambrx and Institute as to the subject matter hereof, and this Agreement supersedes, amends and restates all prior agreements and understandings between the Parties, except that the Original Agreement shall: (a) be effective from the Effective Date until the Amended and Restated Effective Date; and (b) govern the Parties’ respective rights and obligations during such period of time. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by Ambrx and Institute.

14.7 Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles.

14.8 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.9 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.10 No Waiver. Any delay in enforcing rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such rights to the future enforcement of its rights under this Agreement exception only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.11 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

For Ambrx	10975 North Torrey Pines Road
La Jolla, California 92037
Attn:	General Counsel
Fax No.:	(858) 453-9511

With a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130
Attn:	Faye H. Russell
Fax No.:

For Institute:	California Institute for Biomedical Research, Inc.
11119 North Torrey Pines Road
Suite 100
La Jolla, CA 92037
Attn: Dr. Matthew Tremblay
Fax No.:
With a copy to (which shall not constitute notice hereunder):Wilson Sonsini 650 Page Mill Rd
Palo Alto, CA 94304
Attn:	Vern Norviel
Fax No.:

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via facsimile, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

14.12 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Ambrx or Institute to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

14.13 Non-Solicitation. During the Research Program Term and for a period of two (2) years thereafter, neither Ambrx nor Institute shall actively recruit or solicit for employment any staff member of the other Party who is engaged or had been engaged in activities under this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit Ambrx or Institute from engaging in general recruitment through advertisements or recruiting through “head-hunters” so long as the staff members of the other Party are not specifically targeted in such recruitment effort.

[Remainder of Page Intentionally left Blank]

IN WITNESS WHEREOF each of Ambrx and Institute have executed this Agreement by their duly authorized representatives as of the date set forth above.

Ambrx:		Institute:

By:	/s/ Simon Allen	By:	/s/ Matt Tremblay

Name:	Simon Allen	Name:	Matt Tremblay

Title:	Chief Business Officer	Title:	VP Operations

EXHIBIT A

Ambrx Materials

Ambrx Materials in Institute’s possession prior to or as of the Effective Date

Ambrx Materials contemplated to be transferred to Institute as of the Effective Date

Schedule A

Excluded Grandfathered Research Projects

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Schedule B

Grandfathered Research Projects

[***]

Schedule C

Option Process Flow

[***]